Exhibit k.11

FORM OF MOODY’S PREFERRED STOCK GUIDELINES

As proposed to be adopted by the Board of Directors
of DNP Select Income Fund Inc.

     Set forth below for DNP Select Income Fund Inc. (the “Fund”) are the Moody’s Guidelines, as defined in one or more articles supplementary (“Articles Supplementary”) establishing and fixing the preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of one of more series of preferred stock, par value $.001 per share, of the Fund (“Fund Preferred Stock”). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the relevant Articles Supplementary.

     Any of the provisions of this document may from time to time be amended, altered or repealed by the Board of Directors in its sole discretion, without any vote or consent of shareholders of the Fund, based on a determination by the Board of Directors that such action is necessary or appropriate in connection with obtaining or maintaining the rating assigned by Moody’s to the Fund Preferred Stock or revising the Fund’s investment restrictions or policies consistent with guidelines adopted by Moody’s, and any such amendment, alteration or repeal will not be deemed to affect the preferences, rights or powers of the Fund Preferred Stock or the Holders thereof, provided that the Board of Directors receives written confirmation from Moody’s that any such amendment, alteration or repeal would not adversely affect the rating then assigned by Moody’s to the Fund Preferred Stock.

1. Certain Definitions.

     As used in this document, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“ADR” means American Depository Receipts.

“AMEX” means American Stock Exchange LLC.

“ARMs” means adjustable-rate mortgages.

“Asset-Backed and Mortgage-Backed Securities” means:

     (i) asset-backed securities if (A) such securities are rated at least Aa3 by Moody’s or at least AA- by S&P or Fitch, (B) the securities are part of an issue that is $250 million or greater, or the issuer of such securities has a total of $500 million or greater of asset-backed securities outstanding at the time of purchase of the securities by the Fund and (C) the expected average life of the securities is not greater than 4 years;

     (ii) CMOs, including CMOs with interest rates that float at a multiple of the change in the underlying index according to a pre-set formula; provided, however, that any CMO held by the Fund (A) has been rated Aaa by Moody’s or AAA by S&P or Fitch, (B) does not have a coupon which floats inversely, (C) is not portioned as an interest-only or principal-only strip and (D) is part of an issuance that had an original issue size of at least $100 million;

     (iii) PACs and TACs; provided, however, that such PACs or TACs are (A) backed by certificates of either the FNMA, the GNMA or the FHLMC representing ownership in single-family first lien mortgage loans with original terms of 30 years, (B) part of an issuance that had an original issue size of at least $10 million, (C) part of PAC or TAC classes that have payment priority over other PAC or TAC classes, (D) if TACs, TACs that do not support PAC classes, and (E) if TACs, not considered reverse TACs (i.e., do not protect against extension risk);

     (iv) consolidated senior debt obligations of FHLBs, senior long-term debt of the FNMA, and consolidated system wide bonds and FCS Financial Assistance Fund Bonds of FFCBs (collectively, “FHLB, FNMA and FFCB Debentures”); provided, however, that such FHLB, FNMA and FFCB Debentures are (A) direct issuance corporate debt rated Aaa by Moody’s, (B) senior debt obligations backed by the FHLBs, FFCBs or FNMA and (C) part of an issue entirely denominated in U.S. dollars;

     (v) mortgage pass-throughs rated at least Aa by Moody’s and pass-throughs issued prior to 1987 (if rated AA by S&P and based on fixed-rate mortgage loans) by Travelers Mortgage Services, Citicorp Homeowners, Citibank, N.A., Sears Mortgage Security or RFC – Salomon Brothers Mortgage Securities, Inc.; provided, however, that (A) certificates must evidence a proportional, undivided interest in specified pools of fixed or adjustable rate mortgage loans, secured by a valid first lien, on one- to four-family residential properties and (B) the securities are publicly registered (not issued by FNMA, GNMA or FHLMC);

     (vi) private-placement mortgage pass-throughs; provided, however, that (A) certificates represent a proportional undivided interest in specified pools of fixed-rate mortgage loans, secured by a valid first lien, on one- to four-family residential properties, (B) documentation is held by a trustee or independent custodian, (C) pools of mortgage loans are serviced by servicers that have been approved by the FNMA or the FHLMC and funds shall be advanced to meet deficiencies to the extent provided in the pooling and servicing agreements creating such certificates, and (D) pools have been rated Aa or better by Moody’s; and

     (vii) whole loans (e.g., direct investments in mortgages); provided, however, that (A) at least 65% of such loans (1) have seasoning of no less than 6 months, (2) are secured by single-family detached residences, (3) are owner-

occupied primary residences, (4) are secured by a first-lien, fully-documented mortgage, (5) are neither currently delinquent (30 days or more) nor delinquent during the preceding year, (6) have loan-to-value ratios of 80% or below, (7) carry normal hazard insurance and title insurance, as well as special hazard insurance, if applicable, (8) have original terms to maturity not greater than 30 years, with at least one year remaining to maturity, (9) have a minimum of $10,000 remaining principal balance, (10) for loans underwritten after January 1, 1978, FNMA and/or FHLMC forms are used for fixed-rate loans, and (11) such loans are whole loans and not participations; (B) for loans that do not satisfy the requirements set forth in the foregoing clause (A), (1) non-owner occupied properties represent no greater than 15% of the aggregate of either the adjustable-rate pool or the fixed-rate pool, (2) multi-family properties (those with five or more units) represent no greater than 15% of the aggregate of either the adjustable-rate pool or the fixed-rate pool, (3) condominiums represent no greater than 10% of the aggregate of either the adjustable-rate pool or the fixed-rate pool, and any condominium project must be 80% occupied at the time the loan is originated, (4) properties with loan-to-value ratios exceeding 80% represent no greater than 25% of the aggregate of either the adjustable-rate pool or the fixed-rate pool and the portion of the mortgage on any such property that exceeds a loan-to-value ratio of 80% is insured with Primary Mortgage Insurance from an insurer rated at least Baa3 by Moody’s and (5) loan balances in excess of the current FHLMC limit plus $75,000 represent no greater than 25% of the aggregate of either the adjustable-rate pool or the fixed-rate pool, loan balances in excess of $350,000 represent no greater than 10% of the aggregate of either the adjustable-rate pool or the fixed-rate pool, and loan balances in excess of $1,000,000 represent no greater than 5% of the aggregate of either the adjustable-rate pool or the fixed-rate pool; (C) no greater than 5% of the pool of loans is concentrated in any one zip code; (D) the pool of loans contains at least 100 loans or $2 million in loans per servicer; (E) for ARMs, (1) any ARM is indexed to the National Cost of Funds index, the 11th District Cost of Funds index, the 1-year Treasury or the 6-month Treasury, (2) the margin over the given index is between 0.15% and 0.25% for either cost-of-funds index and between 0.175% and 0.325% for Treasuries, (3) the maximum yearly interest rate increase is 2%, (4) the maximum life-time interest rate increase is 6.25% and (5) ARMs may include Federal Housing Administration and Department of Veterans Affairs loans; and (F) for “teaser” loans, (1) the initial discount from the current ARM market rate is no greater than 2%, (2) the loan is underwritten at the market rate for ARMs, not the “teaser” rate, and (3) the loan is seasoned six months beyond the “teaser” period.

     “Bank Loans” means direct purchases of, assignments of, participations in and other interests in (i) any bank loan or (ii) any loan made by an investment bank, investment fund or other financial institution; provided, however, that such loan under this clause (ii) is similar to those typically made, syndicated, purchased or participated by a commercial bank or institutional loan investor in the ordinary course of business.

     “Cash Equivalents” means interest and dividends due on assets rated (i) Baa3 or higher by Moody’s if the payment date is within five Business Days of the Valuation Date, (ii) A2 or higher if the payment date is within thirty days of the Valuation Date, and (iii) A1 or higher if the payment date is within the Exposure Period.

“CMOs” means collateralized mortgage obligations.

     “Corporate Debt Securities” means corporate debt securities (including convertible preferred securities) if (i) such securities are rated B3 or higher by Moody’s; (ii) such securities provide for the periodic payment of interest in cash in U.S. dollars or euros, except that such securities that do not pay interest in U.S. dollars or euros shall be considered Eligible Assets if they are rated by Moody’s or S&P or Fitch; (iii) in the case of corporate debt securities which provide for conversion or exchange into equity capital at some time over their lives, the issuer of such securities is rated at least B3 by Moody’s; (iv) such securities have been registered under the Securities Act, or are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act, as determined by the Fund’s investment manager or portfolio manager acting pursuant to procedures approved by the Board of Directors, except that such securities that are not subject to U.S. federal securities laws shall be considered Eligible Assets if they are publicly traded; and (v) such securities are not subject to extended settlement. In addition, if any issue of corporate debt securities is rated Ba1 or below, no more than 10% of the original amount of such issue may constitute Eligible Assets. Notwithstanding the foregoing, (i) corporate debt securities not rated at least B3 by Moody’s or not rated by Moody’s shall be considered to be Eligible Assets only to the extent the Market Value of such corporate debt securities does not exceed 10% of the aggregate Market Value of all Eligible Assets; provided, however, that if the Market Value of such corporate debt securities exceeds 10% of the aggregate Market Value of all Eligible Assets, a portion of such corporate debt securities (selected by the Fund) shall not be considered Eligible Assets, so that the Market Value of such corporate debt securities (excluding such portion) does not exceed 10% of the aggregate Market Value of all Eligible Assets; and (ii) corporate debt securities rated by neither Moody’s nor S&P nor Fitch shall be considered to be Eligible Assets only to the extent such securities are issued by entities which (A) have not filed for bankruptcy within the past three years, (B) are current on all principal and interest in their fixed income obligations, (C) are current on all preferred stock dividends, and (D) possess a current, unqualified auditor’s report without qualified, explanatory language.

     “Discount Factors” means the following Discount Factors which are to be used for purposes of calculating the “Discounted Value” of the assets of the Fund for purposes of determining maintenance of the “Preferred Stock Basic Maintenance Amount” (it being understood that any asset held by the Fund for which no Discount Factor is specified in these Guidelines shall have a Discounted Value of zero). The Discount Factor applied to any Eligible Asset that is not denominated in U.S. dollars shall be the product of (i) the Discount Factor applicable to such asset as set forth below and (ii) the Discount Factor determined by reference to the currency in which such asset is denominated in accordance with the table set forth in paragraph (s) below (it being understood that if the currency in which such asset is denominated is not set forth in such table, the Fund shall contact Moody’s to obtain the applicable Discount Factor).

(a) Asset-Backed and Mortgage-Backed Securities.

     (i) The Discount Factor applied to asset-backed securities shall be 1.31.

     (ii) The Discount Factor applied to FHLB, FNMA and FFCB Debentures shall be determined in accordance with, as the case may be, (A) the table set forth in subparagraph (iii) below (in the event that such FHLB, FNMA and FFCB Debentures constitute CMOs) and (B) the table set forth in subparagraph (iv) below (in the event that such FHLB, FNMA and FFCB Debentures constitute mortgage pass-throughs).

     (iii) The Discount Factor applied to CMOs, PACs and TACs shall be determined by reference to the weighted average life of the security in accordance with the table set forth below.

Remaining Term to Maturity	Discount Factor

3 years or less	1.33
7 years or less (but longer than 3 years)	1.42
10 years or less (but longer than 7 years)	1.58
20 years or less (but longer than 10 years)	1.74
Greater than 20 years	2.05

     (iv) The Discount Factor applied to residential mortgage pass-throughs (including private-placement mortgage pass-throughs), GNMA Multifamily Securities, GNMA Certificates, FNMA Certificates, FHLMC Certificates and FHLMC Multifamily Securities shall be determined by reference to the coupon paid by such security in accordance with the table set forth below. With respect to GNMA Graduated Payment Securities, the same Discount Factor shall apply in the case of such securities as applies to GNMA Certificates with fixed interest rates determined at the point the certificates become seasoned.

Coupon	Discount Factor

5%	1.66
6%	1.62
7%	1.58
8%	1.54
9%	1.51
10%	1.48
11%	1.44
12%	1.42
13%	1.39
Adjustable	1.65

    Notwithstanding the foregoing, the Discount Factor applied to fixed-rate pass-throughs that are not rated by Moody’s and are serviced by a servicer approved by

Moody’s shall be determined by reference to the Discount Factor table relating to whole loans set forth in subparagraph (v) below.

     (v) The Discount Factor applied to whole loans shall be determined by reference to the coupon paid by such security in accordance with the table set forth below.

Coupon	Discount Factor

5%	1.72
6%	1.67
7%	1.63
8%	1.59
9%	1.55
10%	1.51
11%	1.48
12%	1.45
13%	1.42
Adjustable	1.70

     (b) Bank Loans and Senior Loans. The Discount Factor applied to Bank Loans and Senior Loans shall be the amount specified in accordance with the table set forth below (or such lower amount as Moody’s may approve in writing from time to time):

	Moody’s Rating Category

				Caa and below
				(including
				distressed and
Type of Loan	Aaa-A	Baa and Ba(1)	B(1)	unrated)(1)

Senior Loans greater than
$250 MM	1.18	1.36	1.49	2.50
non-Senior Loans greater
than $250 MM	1.28	1.46	1.59	2.50
Bank Loans less than
$250MM	1.38	1.56	1.69	2.70

(1) If a Senior Loan is not rated by any of Moody’s, S&P or Fitch, the Fund shall use the applicable Discount Factor set forth under the column entitled “Caa and below (including distressed and unrated)” in the table above. Ratings assigned by S&P and/or Fitch are generally accepted by Moody’s at face value. However, adjustments to face value may be made to particular categories of securities for which the ratings by S&P and/or Fitch do not seem to approximate a Moody’s rating equivalent. Split-rated securities assigned by S&P and Fitch (i.e., these rating agencies assign different rating categories to the security) shall be accepted at the lower of the two ratings; provided, however, that, in a situation where a security is rated “B” (or equivalent) by a given rating agency and rated “CCC” (or equivalent) by another rating agency, the Fund shall use the applicable Discount Factor set forth under the column entitled “B” in the table above.

     (c) Cash Equivalents. The Discount Factor applied to Cash Equivalents shall be 1.00.

     (d) Eligible Common Stocks of U.S. issuers and non-U.S. issuers for which ADRs are traded. The Discount Factor applied to Eligible Common Stocks of U.S. issuers and non-U.S. issuers for which ADRs are traded (other than Eligible Common Stocks of REITs) shall be determined by reference to the industry of the issuer of such Eligible Common Stock in accordance with the table set forth below.

Industry	Discount Factor

Utility	1.70
Industrial	2.64
Financial	2.41**

     Notwithstanding the foregoing, the amount of Eligible Common Stocks issued by public utility companies with nuclear facilities under construction (as determined by the Fund’s investment adviser) which may be included in the aggregate Discounted Value of the Fund’s Eligible Assets for purposes of comparison with the Preferred Stock Basic Maintenance Amount shall be limited to five percent of the Market Value of the Eligible Assets.

     (e) Eligible Common Stock and Eligible Preferred Stock of REITs and other real estate companies. The Discount Factor applied to the Eligible Common Stock and the Eligible Preferred Stock of REITs shall be determined in accordance with the table set forth below.

Type of Security	Discount Factor (1) (2) (3)

Eligible Common Stock of REITs	1.54
Eligible Preferred Stock of REITs
With Senior Implied Rating (by Moody’s or S&P)	1.54
without Senior Implied Rating (by Moody’s or S&P)	2.08
Eligible Preferred Stock of other real estate companies
With Senior Implied Rating (by Moody’s or S&P)	2.08
without Senior Implied Rating (by Moody’s or S&P)	2.50

(1)	A Discount Factor of 2.50 shall be applied to those assets in a single Real Estate Industry/ Property Sector Classification which exceeds 30% of the aggregate Market Value of all Eligible Assets but are not greater than 35% of the aggregate Market Value of all Eligible Assets.

(2)	A Discount Factor of 2.50 shall be applied if dividends on such securities have not been paid consistently (either quarterly or annually) over the previous three years, or for such shorter time period that such securities have been outstanding.

(3)	A Discount Factor of 2.50 shall be applied if the market capitalization (including Eligible Common Stock and Eligible Preferred Stock) of an issuer is below $500 million.

(f) Corporate Debt Securities.

     (i) Subject to subparagraphs (ii) and (iii) below, the Discount Factor for Corporate Debt Securities shall be determined by reference to the rating on such asset with reference to the remaining term to maturity of such asset, in accordance with the table set forth below.

	Moody’s Rating Category

Term to Maturity of
Corporate Debt Security (2)	Aaa	Aa	A	Baa	Ba	B	Unrated(1)

1 year or less	1.09	1.12	1.15	1.18	1.37	1.50	2.50
2 years or less (but longer than 1
year)	1.15	1.18	1.22	1.25	1.46	1.60	2.50
3 years or less (but longer than 2
years)	1.20	1.23	1.27	1.31	1.53	1.68	2.50
4 years or less (but longer than 3
years)	1.26	1.29	1.33	1.38	1.61	1.76	2.50
5 years or less (but longer than 4
years)	1.32	1.35	1.39	1.44	1.68	1.85	2.50
7 years or less (but longer than 5
years)	1.39	1.43	1.47	1.52	1.79	1.97	2.50
10 years or less (but longer than 7
years)	1.45	1.50	1.55	1.60	1.89	2.08	2.50
15 years or less (but longer than 10
years)	1.50	1.55	1.60	1.65	1.96	2.16	2.50
20 years or less (but longer than 15
years)	1.50	1.55	1.60	1.65	1.96	2.28	2.50
30 years or less (but longer than 20
years)	1.50	1.55	1.60	1.65	1.96	2.29	2.50
Greater than 30 years	1.65	1.73	1.81	1.89	2.05	2.40	2.50

(1)	Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for the Fund’s assets can be derived from other sources, securities rated below B by Moody’s and unrated securities, which are securities rated by neither Moody’s, S&P nor Fitch, shall be limited to 10% of the aggregate Market Value of all Eligible Assets. If a Corporate Debt Security is unrated by Moody’s, S&P or Fitch, the Fund shall use the Discount Factor set forth under “Unrated” in this table. Ratings assigned by S&P or Fitch are generally accepted by Moody’s at face value. However, adjustments to face value may be made to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody’s rating equivalent.

Split rated securities assigned by S&P and Fitch shall be accepted at the lower of the two ratings.

(2)	The Discount Factors for Corporate Debt Securities shall also be applied to any interest rate swap or cap, in which case the rating of the counterparty shall determine the appropriate rating category.

     (ii) The Discount Factor for Corporate Debt Securities which provide for conversion or exchange into equity capital at some time over their lives (“Convertible Securities”) shall be determined by reference to the delta of such asset with reference to the rating on such asset, in accordance with the guidelines set forth below. (1)(2)

     (A) Convertible Securities having a delta that ranges between .4-0 shall be discounted using the Discount Factors set forth in the table relating to Discount Factors for Corporate Debt Securities set forth in subparagraph (f)(i) above.

     (B) The Discount Factor for Convertible Securities having a delta that ranges from 1-.8 shall be determined by reference to the rating on such asset in accordance with the table set forth below:

Moody’s Rating Category	Discount Factor

Ranging from Aaa-Baa3	1.95
Ba1 or lower	2.29

     (C) The Discount Factor for Convertible Securities having a delta that ranges from .8-.4 shall be determined by reference to the rating on such asset in accordance with the table set forth below:

Moody’s Rating Category	Discount Factor

Ranging from Aaa-Baa3	1.92
Ba1 or lower	2.26

     (D) The Discount Factor for Convertible Securities that are unrated by Moody’s shall be 2.50.

(1) Ratings assigned by S&P or Fitch are generally accepted by Moody’s at face value.

(2) Upon conversion of Convertible Securities to Eligible Common Stock, the Discount Factors applicable to Eligible Common Stock shall apply.

     (iii) Any Corporate Debt Security that is issued by a regulated public utility company and that has a remaining maturity of more than 30 years shall have a Discount Factor of zero.

     (g) Financial Contracts. The Discount Factor applied to Financial Contracts shall be determined by reference to the rating of such assets with reference to the remaining term to maturity in accordance with the Discount Factor table used for Corporate Debt Securities in subparagraph (i) above.

     (h) Short-term instruments. The Discount Factor applied to short-term portfolio securities, including without limitation Short Term Money Market Instruments, shall be (i) 1.00, so long as such portfolio securities mature or have a demand feature at par exercisable within the Exposure Period; (ii) 1.15, so long as such portfolio securities do not mature within the Exposure Period or have a demand feature at par not exercisable within the Exposure Period; and (iii) 1.25, if such securities are not rated by Moody’s, so long as such portfolio securities are rated at least A-1+/AA or SP-1+/AA by S&P and mature or have a demand feature at par exercisable within the Exposure Period.

     (i) Municipal Debt Obligations. The Discount Factor applied to Municipal Debt Obligations shall be the amount determined by reference to the rating on such asset in accordance with the table set forth below:

Moody’s Rating Category	Discount Factor

Aaa	1.51
Aa	1.59
A	1.60
Baa	1.73
Unrated (1)	2.25

(1) Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for the municipal issuer’s assets can be derived from other sources as well as combined with a number of sources as presented by the Fund to Moody’s, securities rated below Baa by Moody’s and unrated securities, which are securities rated by neither Moody’s, S&P nor Fitch, shall be limited to 10% of the aggregate Market Value of all Eligible Assets. If a Municipal Debt Obligation is unrated by Moody’s, S&P or Fitch, the Fund shall use the Discount Factor set forth under “Unrated” in the table set forth above. Ratings assigned by S&P or Fitch are generally accepted by Moody’s at face value. However, adjustments to face value may be made to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody’s rating equivalent. Split-rated securities assigned by S&P and Fitch shall be accepted at the lower of the two ratings.

     (j) Municipal Obligations and Receivables for Municipal Obligations Sold. The Discount Factor applied to Municipal Obligations shall be determined in accordance with the table set forth below.

Moody’s Rating Category	Discount Factor

MIG-1, VMIG-1, P-1 (1)	1.00
MIG-1, VMIG-1, P-1 (2)	1.36

(1) Moody’s rated Municipal Obligations that have a maturity less than or equal to 49 days and Municipal Obligations not rated by Moody’s but rated the equivalent to MIG-1, VMIG-1, or P-1 by S&P or F1 by Fitch that have a maturity less than or equal to 49 days.

(2) Moody’s rated Municipal Obligations that have a maturity greater than 49 days and Municipal Obligations not rated by Moody’s but rated the equivalent to MIG-1, VMIG-1, or P-1 by S&P or F1 by Fitch that have a maturity greater than 49 days.

     Notwithstanding the foregoing, no Discount Factor shall be applied to Receivables for Municipal Obligations Sold that are due within five Business Days of a given Valuation Date. The Discount Factor for Receivables for Municipal Obligations Sold that are due within six and 30 Business Days of a given Valuation Date shall be the Discount Factor applicable to the Municipal Obligations sold.

     (k) Eligible Preferred Stock. The Discount Factor applied to Eligible Preferred Stock (other than Eligible Preferred Stock of REITs) shall be determined by reference to the rating of such assets in accordance with the table set forth below.

Moody’s Rating Category	Discount Factor (1)(2)

Aaa	1.50
Aa	1.55
A	1.60
Baa	1.65
Ba	1.96
B	2.16
<B or Not Rated	2.50

(1) In the case of Eligible Preferred Stock which also constitutes Rule 144A Securities, the Discount Factor shall be increased by an additional 0.20.

(2) DRD shall be assigned a different Discount Factor. Investment grade DRDs shall be given a 1.65 Discount Factor and non-investment grade DRDs will receive a 2.16 Discount Factor.

     (l) Receivables. The Discount Factor applied to Receivables shall be 1.00.

     (m) Rule144A Securities. The Discount Factor applied to Rule 144A Securities whose terms include rights to registration under the Securities Act within one year and Rule 144A Securities which do not have such registration rights within one year shall be 120% and 130%, respectively, of the Discount Factor which would apply were the securities registered under the Securities Act.

     (n) Rule 2a-7 Money Market Funds. The Discount Factor for Rule 2a-7 Money Market Funds shall be 1.10.

     (o) Structured Notes. The Discount Factor applied to Structured Notes shall be (i) in the case of a corporate issuer, the Discount Factor used for Corporate Debt Securities, whereby the rating on the issuer of the Structured Note shall be the rating on the Structured Note for purposes of determining the Discount Factor in the table relating to Corporate Debt Securities; and (ii) in the case of an issuer that is the U.S. government or an agency or instrumentality thereof, the Discount Factor used for U.S. Government Obligations.

     (p) Rated TRACERS. The Discount Factor applied to rated TRACERS shall be the Discount Factor used for Corporate Debt Securities, based on (i) Morgan Stanley’s senior unsecured rating and (ii) the term to maturity.

     (q) TRAINS. The Discount Factor applied to TRAINS shall be the Discount Factor used for Corporate Debt Securities, based on (i) Lehman Brothers’ senior unsecured rating and (ii) the term to maturity.

     (r) U.S. Government Obligations and U.S. Treasury Strips. The Discount Factor applied to U.S. Government Obligations and U.S. Treasury Strips shall be determined by reference to the remaining term to maturity of such assets in accordance with the table set forth below.

	U.S. Government	U.S. Treasury
	Obligations	Strips
Remaining Term to Maturity	Discount Factor	Discount Factor

1 year or less	1.07	1.07
2 years or less
(but longer than 1 year)	1.13	1.15
3 years or less
(but longer than 2 years)	1.18	1.21
4 years or less
(but longer than 3 years)	1.23	1.28
5 years or less
(but longer than 4 years)	1.28	1.35
7 years or less
(but longer than 5 years)	1.35	1.47
10 years or less
(but longer than 7 years)	1.41	1.63
15 years or less
(but longer than 10 years)	1.46	1.91
20 years or less
(but longer than 15 years)	1.54	2.18
30 years or less
(but longer than 20 years)	1.54	2.44

     (s) Assets Not Denominated in U.S. Dollars. The Discount Factor applied to any Eligible Asset that is not denominated in U.S. dollars shall be the product of (i) the Discount Factor applicable to such asset pursuant to the definition of “Discount Factors”

set forth herein and (ii) the Discount Factor determined by reference to the currency in which such asset is denominated in accordance with the table set forth below (it being understood that if the currency in which such asset is denominated is not set forth in the table set forth below, the Fund shall contact Moody’s to obtain the applicable Discount Factor):

Currency	Discount Factor

Canadian dollar	1.07
Euro	1.11
Great Britain pound	1.15
Japanese yen	1.16
Australian dollar	1.13
Hong Kong dollar	1.00
New Zealand dollar	1.14
Norwegian krone	1.11
Swedish krona	1.13
Thai baht	1.19
Korean won	1.21

     Notwithstanding the foregoing, for so long as is required by Moody’s to maintain its then-current credit ratings of the Fund Preferred Stock, the Discount Factor with respect to an Eligible Asset sold pursuant to a reverse repurchase agreement with a remaining term to maturity of more than 25 days on the date of determination of the Discounted Value of such Eligible Asset shall be the then-current discount factor provided by Moody’s to the Fund in writing for the purpose of such determination.

     “Discounted Value,” with respect to any asset held by the Fund as of any date, means the quotient of the Market Value of such asset divided by the applicable Discount Factor; provided, however, that, in the event the Fund has written a call option on such asset, the Discounted Value of such asset shall mean the quotient of the lower of the Market Value of such asset and the exercise price of such call option divided by the applicable Discount Factor; provided, further, that in no event shall the Discounted Value of any Eligible Asset as of any date exceed the unpaid principal balance or face amount of such asset as of that date.

     “Dividends-Received Deduction” means the deduction allowed to corporate holders of certain preferred stock with respect to dividends received on such stock by Section 243(a)(1) of the Code, or any successor thereto.

     “DRD” means Eligible Preferred Stock whose dividends are eligible for the Dividends Received Deduction.

     “Eligible Assets” shall, except as otherwise provided herein, include Asset-Backed and Mortgage-Backed Securities, Bank Loans, cash, Cash Equivalents, Corporate Debt Securities, Eligible Common Stocks, Eligible Preferred Stocks, FHLMC Certificates, FHLMC Multifamily Securities, Financial Contracts, FNMA Certificates, GNMA Certificates, GNMA Graduated Payment Securities, GNMA Multifamily Securities, Municipal Debt Obligations, Municipal Obligations, Receivables, Receivables for Municipal Obligations Sold, Rule 144A

Securities, Rule 2a-7 Money Market Funds, Senior Loans, Short Term Money Market Instruments, Structured Notes, rated TRACERs, TRAINs, U.S. Government Obligations, U.S. Treasury Strips and any other asset held by the Fund that has been assigned a Discount Factor by Moody’s and is included within the definition of Eligible Assets set forth herein or pursuant to an amendment or supplement hereto.

     In order to be included as “Eligible Assets” for purposes of determining maintenance of the “Preferred Stock Basic Maintenance Amount”, securities must be issued by entities which (A) have not filed for bankruptcy within the past year, (B) are current on all principal and interest in their fixed income obligations, (C) are current on all preferred stock dividends and (D) possess a current, unqualified auditor’s report without qualified, explanatory language.

     In order to be included as “Eligible Assets” for purposes of determining maintenance of the “Preferred Stock Basic Maintenance Amount,” Corporate Debt Securities and Eligible Preferred Stock held by the Fund must be within the following diversification and issue size requirements:

	Maximum	Maximum	Minimum Issue Size
Ratings [1]	Permitted Amount	Permitted	($ in million) [5]
	from any Single	Amount from any
	Issuer [2,3]	Single Industry [3,4]

Aaa	100%	100%	$100
Aa	20	60	100
A	10	50	100
Baa	6	50	100
Ba	4	12	50 [6]
B1-B2	3	8	50 [6]
B3 or below	2	5	50 [6]

[1]	Refers to the Eligible Preferred Stock rating and senior debt rating of the portfolio holding.

[2]	Companies subject to common ownership of 25% or more are considered as one issuer.

[3]	Percentages represent a portion of the aggregate Market Value of Corporate Debt Securities and Eligible Preferred Stock.

[4]	Industries are determined according to Industry Classifications, as defined herein.

[5]	Except for Eligible Preferred Stock, which has a minimum issue size of $50 million.

[6]	Portfolio holdings from issues ranging from $50 million to $100 million shall be limited to 20% of the aggregate Market Value of all Eligible Assets.

     “Eligible Common Stocks” means common stocks (i) which (A) are traded on a National Securities Exchange or in the over-the-counter market, (B) if cash dividend paying, pay cash dividends in U.S. dollars and (C) may be sold without restriction by the Fund; provided, however, that (1) common stock which, while Eligible Assets owned by the Fund, ceases paying any regular cash dividend will no longer be considered Eligible Assets until 71 days after the date of the announcement of such cessation, unless the issuer of the common stock has senior debt securities rated at least A3 by Moody’s and (2) the aggregate Market Value of the Fund’s holdings of the common stock of any issuer in excess of 4% in the case of utility common stock and 6% in the case of non-utility common stock of the aggregate Market Value of the Fund’s holdings shall not be Eligible Assets, (ii) which are securities denominated in any currency other than the U.S. dollar or securities of issuers formed under the laws of jurisdictions other than the United States, its states and the District of Columbia for which there are dollar-denominated ADRs or their equivalents which are traded in the United States on a National Securities Exchange or in the over-the-counter market and are issued by banks formed under the laws of the United States, its states or the District of Columbia or (iii) which are securities of issuers formed under the laws of jurisdictions other than the United States (and in existence for at least five years) for which no ADRs are traded; provided, however, that the aggregate Market Value of the Fund’s holdings of securities denominated in currencies other than the U.S. dollar and ADRs in excess of (A) 6% of the aggregate Market Value of the outstanding shares of common stock of such issuer thereof or (B) 10% of the aggregate Market Value of all of the Fund’s Eligible Assets with respect to issuers formed under the laws of any single such non-U.S. jurisdiction other than Australia, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Spain, Sweden, Switzerland and the United Kingdom, shall not be Eligible Assets.

     “Eligible Preferred Stock” means any preferred stock if (i) dividends on such preferred stock are cumulative, (ii) such securities provide for the periodic payment of dividends thereon in cash in U.S. dollars or euros and do not provide for conversion or exchange into, or have warrants attached entitling the holder to receive, equity capital at any time over the respective lives of such securities, (iii) the issuer of such preferred stock has common stock listed on either NYSE or AMEX, and (iv) such preferred stock has paid consistent cash dividends in U.S. dollars or euros over the last three years or has a minimum rating of A1 (if the issuer of such preferred stock has other preferred issues outstanding that have been paying dividends consistently for the last three years, then an issue of preferred stock without such a dividend history would also be eligible). In addition, such preferred stock must have the following diversification requirements: (i) the preferred stock issue must be greater than $50 million and (ii) the minimum holding by the Fund of each issue of preferred stock is $500,000 and the maximum holding of preferred stock of each issue is 10% of the aggregate Market Value of all Eligible Assets. In addition, preferred stock issued by transportation companies shall not be considered Eligible Assets.

     “Exposure Period” means the period commencing on a given Valuation Date and ending 49 days thereafter.

     “FFCBs” means Federal Farm Credit Banks.

     “FHLBs” means Federal Home Loan Banks.

     “FHLMC” means the Federal Home Loan Mortgage Fund created by Title III of the Emergency Home Finance Act of 1970, and includes any successor thereto.

     “FHLMC Certificate” means a mortgage participation certificate in physical or book-entry form, the timely payment of interest on and the ultimate collection of principal of which is guaranteed by FHLMC, and which evidences a proportional undivided interest in, or participation interest in, specified pools of fixed-, variable- or adjustable-rate, level payment fully amortizing mortgage loans secured by first-priority mortgages on one- to four-family residences.

     “FHLMC Multifamily Security” means a “Plan B Multifamily Security” in physical or book-entry form, the timely payment of interest on and the ultimate collection of principal of which is guaranteed by FHLMC, and which evidences a proportional undivided interest in, or participation interest in, specified pools of fixed-, variable- or adjustable-rate level payment fully amortizing mortgage loans secure by first-priority mortgages on multi-family residences, the inclusion of which in the Eligible Assets will not, in and of itself, impair or cause the Fund Preferred Stock to fail to retain the ratings assigned to the Fund Preferred Stock by Moody’s, as evidenced by a letter to such effect delivered to the Fund by Moody’s.

     “Financial Contracts” means financial contracts, as such term is defined in Section 3(c)(2)(B)(ii) of the Investment Company Act, not otherwise provided for in the definition of “Eligible Assets” for purposes of determining maintenance of the “Preferred Stock Basic Maintenance Amount,” but only upon receipt by the Fund of a letter from Moody’s specifying any conditions on including such financial contract in Eligible Assets and assuring the Fund that including such financial contract in the manner so specified would not affect the credit ratings assigned by Moody’s to the Fund Preferred Stock.

     “FNMA” means the Federal National Mortgage Association, a United States Government-sponsored private corporation established pursuant to Title VIII of the Housing and Urban Development Act of 1968, and includes any successor thereto.

     “FNMA Certificate” means a mortgage pass-through certificate in physical or book-entry form, the full and timely payment of principal of and interest on which is guaranteed by FNMA, and which evidences a proportional undivided interest in specified pools of fixed-, variable- or adjustable-rate, level payment fully amortizing mortgage loans secured by first-priority mortgages on single-family and multi-family residences.

     “Forward Commitments” has the meaning set forth in subparagraph (e)(v) of Section 2 hereof.

     “GNMA” means the Government National Mortgage Association, and includes any successor thereto.

     “GNMA Certificate” means a fully modified pass-through certificate in physical or book-entry form, the full and timely payment of principal of and interest on which is guaranteed by GNMA and which evidences a proportional undivided interest in specified pools of fixed-, variable- or adjustable-rate, level payment fully amortizing mortgage loans secured by first-priority mortgages on single-family and multi-family residences.

     “GNMA Graduated Payment Security” means a fully modified pass-through certificate in physical or book-entry form, the full and timely payment of principal of and interest on which is guaranteed by GNMA, which obligation is backed by the full faith and credit of the United States, and which evidences a proportional undivided interest in specified pools of graduated payment mortgage loans with payments that increase annually at a predetermined rate for up to the first five or ten years of the mortgage loan and that are secured by first-priority mortgages on one- to four-unit residences.

     “Hedging Transactions” has the meaning set forth in paragraph (e) of Section 2 hereof.

     “Industry Classification” means, for purposes of determining which securities shall be included as “Eligible Assets” for purposes of determining maintenance of the “Preferred Stock Basic Maintenance Amount”, each of the following industry classifications (or such other classifications as Moody’s may from time to time approve for application to the Fund Preferred Stock):

1.	Aerospace and Defense: Major Contractor, Subsystems, Research, Aircraft Manufacturing, Arms, and Ammunition

2.	Automobile: Automobile Equipment, Auto-Manufacturing, Auto Parts Manufacturing, Personal Use Trailers, Motor Homes, Dealers

3.	Banking: Bank Holding, Savings and Loans, Consumer Credit, Small Loan, Agency, Factoring, Receivables

4.	Beverage, Food and Tobacco: Beer and Ale, Distillers, Wines and Liquors, Distributors, Soft Drink Syrup, Bottlers, Bakery, Mill Sugar, Canned Foods, Corn Refiners, Dairy Products, Meat Products, Poultry Products, Snacks, Packaged Foods, Candy, Gum, Seafood, Frozen Food, Cigarettes, Cigars, Leaf/Snuff, Vegetable Oil

5.	Buildings and Real Estate: Brick, Cement, Climate Controls, Contracting, Engineering, Construction, Hardware, Forest Products (building-related only), Plumbing, Roofing, Wallboard, Real Estate, Real Estate Development, REITs, Land Development

6.	Chemicals, Plastics and Rubber: Chemicals (non-agricultural), Industrial Gases, Sulfur, Plastics, Plastic Products, Abrasives, Coatings, Paints, Varnish, Fabricating

7.	Containers, Packaging and Glass: Glass, Fiberglass, Containers made of: Glass, Metal, Paper, Plastic, Wood or Fiberglass

8.	Personal and Non-Durable Consumer Products (Manufacturing Only): Soaps, Perfumes, Cosmetics, Toiletries, Cleaning Supplies, School Supplies

9.	Diversified/Conglomerate Manufacturing

10.	Diversified/Conglomerate Service

11.	Diversified Natural Resources, Precious Metals and Minerals: Fabricating, Distribution

12.	Ecological: Pollution Control, Waste Removal, Waste Treatment and Waste Disposal

13.	Electronics: Computer Hardware, Electric Equipment, Components, Controllers, Motors, Household Appliances, Information Service Communicating Systems, Radios, TVs, Tape Machines, Speakers, Printers, Drivers, Technology

14.	Finance: Investment Brokerage, Leasing, Syndication, Securities

15.	Farming and Agriculture: Livestock, Grains, Produce, Agriculture Chemicals, Agricultural Equipment, Fertilizers

16.	Grocery: Grocery Stores, Convenience Food Stores

17.	Healthcare, Education and Childcare: Ethical Drugs, Proprietary Drugs, Research, Health Care Centers, Nursing Homes, HMOs, Hospitals, Hospital Supplies, Medical Equipment

18.	Home and Office Furnishings, House wares, and Durable Consumer Products: Carpets, Floor Coverings, Furniture, Cooking, Ranges

19.	Hotels, Motels, Inns and Gaming

20.	Insurance: Life, Property and Casualty, Broker, Agent, Surety

21.	Leisure, Amusement, Motion Pictures, Entertainment: Boating, Bowling, Billiards, Musical Instruments, Fishing, Photo Equipment, Records, Tapes, Sports, Outdoor Equipment (Camping), Tourism, Resorts, Games, Toy Manufacturing, Motion Picture Production Theaters, Motion Picture Distribution

22.	Machinery (Non-Agricultural, Non-Construction, Non-Electronic): Industrial, Machine Tools, and Steam Generators

23.	Mining, Steel, Iron and Non-Precious Metals: Coal, Copper, Lead, Uranium, Zinc, Aluminum, Stainless Steel, Integrated Steel, Ore Production, Refractories, Steel Mill Machinery, Mini-Mills, Fabricating, Distribution and Sales of the foregoing

24.	Oil and Gas: Crude Producer, Retailer, Well Supply, Service and Drilling

25.	Printing, Publishing, and Broadcasting: Graphic Arts, Paper, Paper Products, Business Forms, Magazines, Books, Periodicals, Newspapers, Textbooks, Radio, T.V., Cable Broadcasting Equipment

26.	Cargo Transport: Rail, Shipping, Railroads, Rail-car Builders, Ship Builders, Containers, Container Builders, Parts, Overnight Mail, Trucking, Truck Manufacturing, Trailer Manufacturing, Air Cargo, Transport

27.	Retail Stores: Apparel, Toy, Variety, Drugs, Department, Mail Order Catalog, Showroom

28.	Telecommunications: Local, Long Distance, Independent, Telephone, Telegraph, Satellite, Equipment, Research, Cellular

29.	Textiles and Leather: Producer, Synthetic Fiber, Apparel Manufacturer, Leather Shoes

30.	Personal Transportation: Air, Bus, Rail, Car Rental

31.	Utilities: Electric, Water, Hydro Power, Gas

32.	Diversified Sovereigns: Semi-sovereigns, Canadian Provinces, Supra-national Agencies

     The Fund shall use its discretion in determining which industry classification is applicable to a particular investment in consultation with the Independent Accountant and Moody’s, to the extent the Fund considers necessary.

     “Market Value” means, initially, the market value of any asset of the Fund determined by any pricing service designated by the Fund and approved by Moody’s (the “Pricing Service”). The “Market Value” of any asset shall include any interest accrued thereon. The Pricing Service shall value an asset at the lower of the quoted bid price and the mean between the quoted bid and ask price or the yield equivalent when quotations are readily available. Securities and other property for which quotations are not readily available shall be valued at fair value as determined by the Pricing Service, using methods which include consideration of: yields or prices of securities of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. The Pricing Service may employ electronic data processing techniques and/or a matrix system to determine valuations. If the Pricing Service fails to provide the Market Value of any securities, such securities shall be valued at the lower of two bid quotations (at least one of which shall be in writing) obtained by the Fund from two dealers who are members of the NASD and are making a market in such securities. If two bid quotations are not readily available for any securities, such securities shall be valued at fair value on a consistent basis using methods determined in good faith by the Board of Directors. Futures contracts and options shall be valued at closing prices for such instruments established by the exchange or board of trade on which they are traded or, if market quotations are not readily available, shall be valued at fair value as determined by the Pricing Service or, if the Pricing Service is not able to value such instruments, shall be valued at fair value on a consistent basis using methods determined in good faith by the Board of Directors. All other assets shall be valued at fair value on a consistent basis using methods determined in good faith by the Board of Directors.

     “Municipal Debt Obligation” means any municipal debt obligation with a term to maturity of greater than one year that (i) pays interest in cash, (ii) does not have a Moody’s rating, as applicable, suspended by Moody’s, and (iii) is part of an issue of municipal debt obligations of at least $5,000,000, except for municipal debt obligations rated below A by Moody’s, in which case the minimum issue size is $10,000,000.

     “Municipal Obligation” means an obligation, including municipal bonds and short-term municipal obligations, with a term to maturity of one year or less, the interest from which is exempt from federal income taxes and that (i) pays interest in cash, (ii) does not have its Moody’s rating suspended by Moody’s, and (iii) is part of an issue of obligations of at least $10,000,000 (except for issues rated Aaa by Moody’s, as provided in the chart below).

Municipal Obligations in the Fund’s portfolio must be within the following diversification and issue size requirements in order to be included within Eligible Assets:

		Maximum
		Permitted	Maximum
		Amount of	Permitted
		Municipal	Amount of
		Obligations	Municipal
		from any Single	Obligations
	Minimum	Underlying	from any Single
	Issue Size	Obligor (1)	State(1)(3)
Rating	($ Millions)	(%)	(%)

Aaa	N/A	100	100
Aa	10	20	60
A	10	10	40
Baa	10	6	20
Ba	10	4	12
B	10	3	12
Other (2)	10	2	12

(1)	The referenced percentages represent maximum cumulative percentages of the aggregate Market Value of all Eligible Assets for the related rating category and each lower rating category.

(2)	Municipal Obligations rated Caa or below by Moody’s, or if not rated by Moody’s rated the equivalent by S&P or Fitch and unrated securities.

(3)	Territorial bonds (other than those issued by Puerto Rico and counted collectively) are each limited to 10% of the aggregate Market Value of all Eligible Assets. For diversification purposes, Puerto Rico shall be treated as a state.

N/A Not applicable.

     “NAREIT” means National Association of Real Estate Investment Trusts.

     “NASD” means National Association of Securities Dealers, Inc.

     “National Securities Exchange” means the NYSE, AMEX, Midwest Stock Exchange, Philadelphia Stock Exchange, Boston Stock Exchange, NASDAQ System or any other national securities exchange.

     “NRSRO” means a national recognized statistical ratings organization.

     “NYSE” means New York Stock Exchange, Inc.

     “PACs” means planned amortization class bonds.

     “Preferred Stock Basic Maintenance Amount” means, as of any date, the sum of (i) the aggregate liquidation preference of the shares of Fund Preferred Stock outstanding, (ii) to the extent not covered in (i), the aggregate amount of accumulated but unpaid cash dividends with respect to the shares of Fund Preferred Stock outstanding, (iii) the aggregate principal amount of any other then outstanding indebtedness of the Fund for money borrowed, (iv) an amount equal to the sum of (x) the aggregate accrued but unpaid interest on the indebtedness referred to in the foregoing clause (iii) and (y) an amount equal to 70 days of additional accrued interest on such indebtedness at the then-current interest rate(s) borne by such indebtedness, (v) the aggregate Projected Dividend Amount, (vi) redemption premium, if any, and (vii) the greater of $200,000 or an amount equal to projected expenses of the Fund (including, without limitation, fee and indemnification obligations of the Fund incurred in connection with any commercial paper program undertaken by the Fund or with any credit facility related thereto) for the next three month period.

     “Pricing Service” has the meaning set forth in the definition of “Market Value”.

     “Projected Dividend Amount” for the Fund Preferred Stock as of any date shall have the following meaning:

     (a) If the date of determination is a Valuation Date, then the Projected Dividend Amount on such date of determination shall equal the amount of cash dividends, based on the number of shares of Fund Preferred Stock outstanding on such Valuation Date, projected to accumulate on such shares from such Valuation Date until the 70th day after such Valuation Date, at the following dividend rates:

     (i) If the Valuation Date is the Date of Original Issue or a Dividend Payment Date, (A) for the Dividend Period beginning on the Date of Original Issue or such Dividend Payment Date and ending on (but not including) the first following Dividend Payment Date, the Applicable Dividend Rate in effect on such Valuation Date, and (B) for the period beginning on (and including) the first following Dividend Payment Date and ending on (and including) the 70th day following such Valuation Date, the product of 2.32 and (x) the Maximum Dividend Rate on the Date of Original Issue (in the

case of the Date of Original Issue) or (y) the Maximum Dividend Rate as of the last occurring Settlement Date (in the case of any Dividend Payment Date); and

     (ii) If such Valuation Date is not the Date of Original Issue or a Dividend Payment Date, (A) for the period beginning on such Valuation Date and ending on (but not including) the first following Dividend Payment Date, the Applicable Dividend Rate in effect on such Valuation Date, and (B) for the period beginning on (and including) the first following Dividend Payment Date and ending on (but not including) the sooner of the second following Dividend Payment Date or the 71st day following such Valuation Date, the product of 2.32 and (x) the Maximum Dividend Rate on the Date of Original Issue (in the case of a Valuation Date occurring prior to the first Settlement Date) or (y) the Maximum Dividend Rate on the last occurring Settlement Date (in the case of any other Valuation Date) and (C) for the period, if any, beginning on (and including) the second following Dividend Payment Date and ending on (but not including) the 71st day following such Valuation Date, the product of 3.20 and the rate specified in clause (x) or (y) above.

     (b) If the date of determination is not a Valuation Date, then the Projected Dividend Amount on such date of determination shall equal the Projected Dividend Amount therefor on the immediately preceding Valuation Date, adjusted to reflect any decrease in the number of shares of Fund Preferred Stock outstanding.

     “Real Estate Industry/Property Sector Classification” means, for purposes of determining which securities shall be included as “Eligible Assets” for purposes of determining maintenance of the “Preferred Stock Basic Maintenance Amount”, each of the following industry classifications (as defined by NAREIT):

1.	Office

2.	Industrial

3.	Mixed

4.	Shopping Centers

5.	Regional Malls

6.	Free Standing

7.	Apartments

8.	Manufactured Homes

9.	Diversified

10.	Lodging/Resorts

11.	Health Care

12.	Home Financing

13.	Commercial Financing

14.	Self Storage

     The Fund shall use its discretion in determining which NAREIT industry classification is applicable to a particular investment in consultation with the Independent Accountant and/or Moody’s, as necessary.

     “Receivable” means a receivable for Eligible Assets sold if the receivable is due within five Business Days of the Valuation Date and if the trades which generated such receivable are (i) settled through clearing house firms or (ii) (A) with counterparties having a Moody’s long-term debt rating of at least Baa3 or (B) with counterparties having a Short Term Money Market Instrument rating of at least P-1.

     “Receivables for Municipal Obligations Sold” shall mean no more than the aggregate of the following: (i) the book value of receivables for Municipal Obligations sold as of or prior to such Valuation Date if such receivables are due within five Business Days of such Valuation Date, and if the trades which generated such receivables are (A) settled through clearinghouse firms with respect to which the Fund has received prior written authorization from Moody’s or (B) with counterparties having a Moody’s long-term debt rating of at least Baa3, and (ii) the Discounted Value of Municipal Obligations sold as of or prior to such Valuation Date which generated receivables, if such receivables are due within the Exposure Period but do not comply with either of the conditions specified in (i)(A) or (i)(B) above.

     “REIT” means an entity qualifying as a real estate investment trust under the Code.

     “Rule 2a-7 Money Market Funds” means investment companies registered under the Investment Company Act that comply with Rule 2a-7 thereunder.

     “Rule 144A Securities” means securities which are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act, as determined by the Fund’s investment manager or portfolio manager acting pursuant to procedures approved by the Board of Directors.

     “Senior Implied Rating” means an NRSRO’s opinion of a corporate family’s ability to honor its financial obligations and is assigned by the NRSRO to a corporate family as if it had (i) a single class of debt or (ii) a single consolidated legal entity structure.

     “Senior Loans” means senior Bank Loans.

     “Short Term Money Market Instruments” means short term money market instruments if (i) such securities are rated at least P-1, (ii) in the case of demand deposits, time deposits and overnight funds, the supporting entity is rated at least A2, or (iii) in all other cases, the supporting entity (A) is rated A2 and the security matures within one month, (B) is rated A1 and the security matures within three months or (C) is rated at least Aa3 and the security matures within six months; provided, however, that for purposes of this definition, such instruments (other than commercial paper rated by S&P and not rated by Moody’s) need not meet any otherwise applicable S&P rating criteria.

     “Structured Notes” means privately negotiated debt obligations where the principal and/or interest is determined by reference to the performance of a benchmark asset or market, such as selected securities or an index of securities, or the differential performance of two assets or markets, such as indices reflecting bonds.

     “TACs” means targeted amortization class bonds.

     “TRACERS” means traded custody receipts representing direct ownership in a portfolio of underlying securities.

     “TRAINS” means Targeted Return Index Securities, which are trust certificates comprised of bonds that are chosen to track a particular index.

     “U.S. Government Obligations” means direct obligations of the United States, provided that such direct obligations are entitled to the full faith and credit of the United States and that any such obligations, other than U. S. Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

     “U.S. Treasury Bills” means securities that (i) are direct obligations of, or fully guaranteed by, the full faith and credit of the United States, (ii) mature in one year or less and (iii) are issued at a discount from face value and mature at face value.

     U.S. Treasury Securities” means direct obligations of the United States Treasury that are entitled to the full faith and credit of the United States.

     “U.S. Treasury Strips” means securities based on U.S. Treasury Securities created through the Separate Trading of Registered Interest and Principal of Securities program.

2. Certain Requirements and Restrictions.

     For so long as any shares of Fund Preferred Stock are outstanding and Moody’s is then rating such shares of Fund Preferred Stock, the Fund will perform all actions required by this Section 2 and will not engage in any transactions proscribed by restrictions set forth in this Section 2, unless the Fund has received written confirmation from Moody’s that such noncompliance would not adversely affect the ratings then assigned by Moody’s to such shares of Fund Preferred Stock.

     (a) The Fund shall not issue senior securities representing indebtedness as defined under the Investment Company Act.

     (b) The Fund shall not merge or consolidate into or with any other fund.

     (c) The Fund shall not engage in interest rate swaps, caps and floors, and in the event that the Fund obtains Moody’s prior written consent to engage in such interest rate swaps, caps and floors, the following conditions shall be satisfied:

     (i) the unsecured senior debt or claims paying ability of the counterparty to the swap, cap or floor shall be rated A3 or better by Moody’s or A– or better by S&P or Fitch;

     (ii) the swap, collar or floor shall be marked-to-market daily by the counterparty;

     (iii) a swap, collar or floor that is “in the money” shall be valued at 95% of the accrued net excess of the Fund’s entitlements over its obligations for purposes of calculating the Investment Company Act Preferred Stock Asset Coverage;

     (iv) 100% of any accrued net excess of the Fund’s obligations over its entitlements with respect to a swap, cap or floor that has not been defeased through the segregation of liquid assets on the Fund’s books and records shall be included as a liability of the Fund for the purposes of calculating the Preferred Stock Basic Maintenance Amount;

     (v) the swap, cap or floor notional amount shall not exceed the liquidation preference of the shares of APS outstanding; and

     (vi) the Fund intends to terminate the swap, cap or floor if the Fund fails to maintain the Investment Company Act Preferred Stock Asset Coverage on the last Business Day of any two consecutive months.

     (d) The Fund shall not purchase or sell futures contracts or related options or engage in reverse repurchase agreement transactions.

     (e) The Fund shall not purchase or sell any exchange-traded futures, option or option on a futures contract based on an index, and in the event that the Fund obtains Moody’s prior written consent to purchase or sell any such exchange-traded futures, option or option on a futures contract based on an index (collectively, “Hedging Transactions”), the following conditions shall be satisfied (provided, however, that transactions that are terminating contracts already held by the Fund at the time of such transactions are exempt from such conditions):

     (i) for financial futures contracts based on an index, the total number of contracts held at any one time shall not exceed, without the prior written consent of Moody’s, 10% of the average open interest for the 30 days preceding the purchase of such transaction as reported by The Wall Street Journal or other respectable news source approved by Moody’s;

     (ii) the Market Value of financial futures contracts based on an index approved by Moody’s shall be limited to 80% of the aggregate Market Value of all Eligible Assets or 50% of the Fund’s aggregate holdings, whichever is greater;

     (iii) financial futures contracts based on an index shall be limited to clearinghouses that are rated no lower than A by Moody’s (or, if not rated by Moody’s but rated by S&P or Fitch, rated A by S&P or Fitch);

     (iv) the Fund shall not, without the prior written consent of Moody’s, (A) engage in options or futures transactions for leveraging or speculative purposes or (B) write any call option or sell any financial futures contracts for the purpose of hedging an anticipated purchase of an asset; and

     (v) the Fund shall not, without the prior written consent of Moody’s, enter into any contract to purchase securities for a fixed price at a future date beyond customary settlement time (other than such contracts that constitute Hedging Transactions that are otherwise permitted under this paragraph (e), except that the Fund may enter into such contracts to purchase newly issued securities on the date such securities are issued (“Forward Commitments”), subject to the following limitations:

     (A) the Fund shall maintain in a segregated account with its custodian cash, cash equivalents or short-term, fixed-income securities rated P-1, MTG-1, MIG-1, or Baa or higher by Moody’s or, if not rated by Moody’s, rated F-1 by Fitch, and maturing prior to the date of the Forward Commitment with a Market Value that equals or exceeds the amount of the Fund’s obligations under any Forward Commitment to which it is from time to time a party or long-term fixed income securities with a Discounted Value that equals or exceeds the amount of the Fund’s obligations under any Forward Commitment to which it is from time to time a party; and

     (B) the Fund shall not enter into a Forward Commitment unless, after giving effect thereto, the Fund would continue to have Eligible Assets with an aggregate Discounted Value equal to or greater than the Preferred Stock Basic Maintenance Amount.